Exhibit 99.1

Contact: Don Watson 602-631-7224

CSK Auto Corporation Closes New $325 Million Credit Facility; Extends Maturity Dates to Fiscal 2008 and 2009; Reduces Interest Rates

PHOENIX, AZ, June 23, 2003 -- CSK Auto Corporation (NYSE: CAO), the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket, announced that CSK Auto, Inc. has entered into a new $325 million credit facility upon terms more favorable than previously expected. The new facility replaces the Company’s previous $300 million credit facility. The general terms are:

•	$200 million term loan with 1% annual principal amortization that matures on June 30, 2009.

•	$125 million revolving credit facility that matures on June 30, 2008.

•	Both the term loan and the revolving credit facility are priced at LIBOR plus 275 basis points, which is 25 basis points lower than was reflected in the initial commitment and 75 basis points lower than the Company’s previous facility.

“We are extremely pleased to close this new facility on more favorable terms to the Company,” said Maynard Jenkins, Chairman and Chief Executive Officer of CSK Auto Corporation. “Completing this new financing facility is another step in the Company’s strategic plan to pay down debt and reduce our overall cost of capital. Over the last 18 months, we have reduced debt by over $150 million and we expect to generate free-cash-flow in excess of $65 million for fiscal 2003.”

The term loan and revolving credit facility have maturities of June 2009 and June 2008, respectively, subject to acceleration upon certain terms as set forth in the new facilities. In conjunction with this transaction, the Company intends to redeem the outstanding balance of $9.5 million of CSK Auto, Inc.’s 11% Subordinated Notes due November 2006. We also expect to pay approximately $5.0 million in fees to establish the new credit facility and, as of the closing date, we had approximately $3.8 million of unamortized costs relating to the previous credit facility. Consistent with our review of the applicable accounting guidance, we are in the process of determining the amount of financing costs to be deferred or expensed. Accordingly, we expect to incur a charge during the second quarter of fiscal 2003 relating to the write-off of certain financing costs and the redemption of the outstanding 11% Subordinated Notes.

CSK Auto Corporation is the parent company of CSK Auto, Inc., a specialty retailer in the automotive aftermarket. As of May 4, 2003, CSK Auto operated 1,108 stores in 19 states under the brand names Checker Auto Parts, Schuck’s Auto Supply and Kragen Auto Parts.

Certain statements contained in this release are forward-looking statements. They discuss, among other things, expected growth, future store development and relocation strategy, business strategies, future revenues and future performance. The forward-looking statements are subject to risks, uncertainties and assumptions, including, but not limited to, competitive pressures, demand for the Company’s products, the state of the economy, inflation, consumer debt levels and the weather. Actual results may differ materially from anticipated results described in these forward-looking statements.